Exhibit 4.27

Rewarding leadership, innovation and performance

Regulations
Syngenta 2015 Executive Long-Term Incentive Plan
Stock Options and Performance Stock Units
3

Syngenta Long Term Incentive Plan
Stock Options and Performance Stock Units

Table of contents

Article 1 | Purpose of the Plan
Article 2 | Duration of the Plan
Article 3 | Eligible Persons
Article 4 | Approval by General Meeting of Shareholders
Article 5 | Grant Mechanism
Article 6 | Grant Acceptance
Article 7 | Option Price
Article 8 | Determination of the Grant Value of Options
Article 9 | Exercise Price
Article 10 | Vesting and Exercise Period of Options
3
Article 11 | Performance Conditions – Options
Article 12 | Option Term
Article 13 | Exercise of Options
Article 14 | Termination of Employment – Options
Article 15 | PSU Price
Article 16 | Determination of the Grant Value of PSUs
Article 17 | Vesting Period of PSUs
4
Article 18 | Performance Conditions – PSUs
Article 19 | Conversion of PSUs into Shares
Article 20 | Termination of Employment – PSUs
Article 21 | Claw back
Article 22 | Entry of the Participant into the Share Register
Article 23 | Shareholder Rights
Article 24 | Tax and Social Security Contributions
Article 25 | Adjustment in the Event of Recapitalization,
Change in Control and Liquidation of Syngenta AG
5
Article 26 | Amendment and Cancellation of this Plan
Article 27 | Administration
Article 28 | U.S. Selling Restrictions
6
Article 29 | No Right of Continued Employment
Article 30 | Inconsistency
Article 31 | Applicable Law and Jurisdiction
Article 32 | Approval and Date of Effect of the Plan
Article 33 | Definitions
7

Article 1 | Purpose of the Plan
The purpose of the Syngenta Long-Term Incentive Plan is to grant an LTI award, one half in Options and one half in Performance Stock Units (PSUs), to Eligible Persons as part of variable compensation. This Plan regulates eligibility for participation in the Plan, the grant of Options and PSUs, the Vesting Period, the exercise of Options, the conversion of PSUs as well as other aspects of the program.

Article 2 | Duration of the Plan
The Plan has been established for the grant of Options and PSUs in the year 2015 and subsequent years, until the Compensation Committee decides, at its sole discretion, to amend or terminate the Plan.

Article 3 | Eligible Persons
Options and PSUs may be granted to members of the Executive Committee of Syngenta (“Eligible Persons”) who have an ongoing employment contract with Syngenta (not subject to notice of termination status) at the Grant Date. No Options or PSUs will be granted in countries in which the Plan is legally or administratively not feasible.

The grant of Options and PSUs does not form part of the contractual salary of Eligible Persons and any such grant is at Syngenta’s full discretion. The Participant may not construe any eligibility for future grants or other benefits. This remains the case even after continuous grants of Options and PSUs under this Plan for several years.

Article 4 | Approval by General Meeting of Shareholders
The Executive Committee’s compensation, Options and PSUs granted under this Plan, shall, to the extent required by applicable Swiss law and Syngenta AG’s articles of incorporation, be subject to approval by the general meeting of shareholders of Syngenta AG. To the extent required by applicable Swiss law and Syngenta AG’s articles of incorporation, any grant of Options and PSUs under this Plan shall be subject to forfeiture and claw back, if the general meeting of shareholders of Syngenta AG does not approve the respective proposal of the Board regarding compensation of the Executive Committee of Syngenta.

Article 5 | Grant Mechanism
50% of the LTI award is granted as PSUs and 50% as Options. If the calculated number of PSUs or Options is not a whole number, the number of PSUs and Options will be rounded up to the nearest whole number.

Article 6 | Grant Acceptance
The Options and PSUs are granted by Syngenta AG based on a Grant Notification issued to the Participant by Syngenta AG and sent by secure electronic means. The Participant is deemed to have accepted the granting of the Options and PSUs as well as the terms and conditions of the Plan unless the Participant declares express rejection within 30 days following the date the notification was issued.

Article 7 | Option Price
The Options are granted to Eligible Persons free of charge.
5
Article 8 | Determination of the Grant Value of the Options
When determining the size of the LTI award, the Grant Value of one Option is equal to the Option Value.

Article 9 | Exercise Price
The Exercise Price of the Option shall be equal to the closing share price on the SIX Swiss Exchange on the Grant Date as determined by the Compensation Committee and as stated in the Grant Notification.

Article 10 | Vesting and Exercise Period of Options
Options granted pursuant to the provisions of this Plan are subject to a Vesting Period of three years from the Grant Date of the Options. During the Vesting Period, Options may not be sold, pledged, donated, transferred, exercised or otherwise disposed of in any way. Pursuant to the provisions of Article 14 (Termination of Employment), the Compensation Committee may decide that Options are subject to forfeiture during the Vesting Period in case of termination of the employment. At the end of the Vesting Period, the number of Options may be adjusted by the Compensation Committee in accordance with Article 11 (Performance Conditions) below.

The Participant has the right to exercise the Options during the Exercise Period. The Exercise Period starts with the first business day after the end of the Vesting Period and expires seven years later.

The Vesting Period and/or the Exercise Period can be shortened pursuant to Article 14 (Termination of Employment) and Article 25 (Adjustment in the Event of Recapitalization, Change in Control and Liquidation of Syngenta AG).

Article 11 | Performance Conditions – Options
The vesting of any of the granted Options may be subject to the fulfilment in whole or in part of Performance Condition(s) during the Performance Period. The Performance Condition(s) are set out in a separate document, the SEC Variable Compensation Framework.

The number of granted Options that vest at the Vesting Date will be determined by the Compensation Committee in consideration of the Performance Conditions on the basis of the number of Options granted. Following the Committee’s resolution on vesting, Options will be delivered to the Participant at the Vesting Date without further conditions.

Article 12 | Option Term
The term of the Options granted pursuant to the provisions of this Plan is ten years starting from the Grant Date, unless otherwise provided by Article 14 (Termination of Employment). The duration of the Options includes the Vesting Period and the Exercise Period. At the end of the Exercise Period, all unexercised Options will lapse without the right of any compensation.

Article 13| Exercise of Options
Options are exercised by submitting a duly authorized request to the Plan Administrator according to the procedures in place at the time of exercise. Any Shares which are acquired through exercising of Options are freely tradable and the Participant has full disposal of the Shares.

Article 14 | Termination of Employment – Options
In case a Participant gives notice of resignation or Syngenta gives notice of dismissal, unless otherwise determined by the Compensation Committee, in accordance with Article 11 (Performance Conditions) above, non-vested Options will vest at the Vesting Date as per the original schedule on a pro-rated basis for time served. The vested Options can be exercised within 180 days of the Vesting Date. Already vested Options can be exercised within 180 days of the end date of the employment, or by the end of the applicable Exercise Period, if earlier.

Upon termination of employment as a result of retirement (early or at the normal retirement age) or disability, or upon mutual separation, unless otherwise determined by the Compensation Committee, in accordance with Article 11 (Performance Conditions) above, non-vested Options will vest at the Vesting Date as per the original schedule. The vested Options can be exercised within seven years after the applicable Vesting Date. Already vested Options can be exercised within seven years of the end date of the employment, or by the end of the applicable Exercise Period, if earlier.

Upon death of the Participant, all Options will immediately vest at target levels. The inheritors shall produce written legal proof of their entitlement to the inheritance.

Article 15 | PSU Price
The PSUs are granted to Eligible Persons free of charge.

Article 16 | Determination of the Grant Value of PSUs
When determining the size of the LTI award, the Grant Value of one PSU shall be equal to the closing share price on the SIX Swiss Exchange on the Grant Date as determined by the Compensation Committee and as stated in the Grant Notification.

Article 17 | Vesting Period of PSUs
PSUs granted pursuant to the provisions of this Plan are subject to a Vesting Period of three years from the Grant Date of the PSUs. During the Vesting Period, PSUs may not be sold, pledged, donated, transferred or otherwise disposed of in any way. Pursuant to the provisions of Article 20 (Termination of Employment), the Compensation Committee may decide that PSUs are subject to forfeiture during the Vesting Period in case of termination of the employment. At the end of the Vesting Period, the number of PSUs may be adjusted by the Compensation Committee in accordance with Article 18 (Performance Conditions) below.

Article 18 | Performance Conditions – PSUs
The vesting of any of the granted PSUs may be subject to the fulfilment in whole or in part of Performance Condition(s) during the Performance Period. The Performance Condition(s) are set out in a separate document, the SEC Variable Compensation Framework.

The number of granted PSUs that vest at the Vesting Date will be determined by the Compensation Committee in consideration of the Performance Conditions on the basis of the number of PSUs granted. Following the Committee’s resolution on vesting, PSUs will be delivered to the Participant at the Vesting Date without further conditions.

Article 19 | Conversion of PSUs into Shares
On the first business day after the end of the Vesting Period, PSUs will be converted into Shares. The Participant shall receive one Share for each PSU at such date. The PSU shall become null and void after conversion. The Shares are not restricted and are freely disposable.

Article 20 | Termination of Employment – PSUs
In case a Participant gives notice of resignation or Syngenta gives notice of dismissal, unless otherwise determined by the Compensation Committee, in accordance with Article 18 (Performance Conditions) above, all PSUs will vest at the Vesting Date as per the original schedule on a pro-rated basis for time served.

Upon termination of employment as a result of retirement (early or at the normal retirement age) or disability, or upon mutual separation, unless otherwise determined by the Compensation Committee, in accordance with Article 18 (Performance Conditions) above, non-vested PSUs will vest at the Vesting Date as per the original schedule.

Upon death of the Participant, all PSUs will immediately vest at target levels. The inheritors shall produce written legal proof of their entitlement to the inheritance.

Article 21 | Claw Back
In the event that the Compensation Committee determines that a Participant materially breached his/her duties as a member of the Syngenta Executive Committee, it may claw back a portion or all of the PSUs and/or non-vested Options granted to the respective Participant without any right of compensation of the Participant.

Article 22 | Entry of the Participant into the Share Register
After the acquisition of Shares by way of exercising the Options or by converting PSUs into Shares, the Participant shall be entered into the share register with the number of Shares allocated, pursuant to the applicable legal rules and the regulations of Syngenta AG.

Article 23 | Shareholder Rights
The Grant Holder shall have no rights as a shareholder (i.e. no voting, dividend or other shareholder rights) with respect to the Options and the PSUs.

Article 24 | Tax and Social Security Contributions
Each Participant who receives Options and PSUs and acquires Shares is responsible for the proper tax declarations and payment of both taxes and social security contributions according to applicable legislation and applicable law. Any wage tax, income tax, capital gains tax, social security contributions or any other taxes arising or contributions payable by the Participant must be borne by the Participant in accordance with applicable law. Syngenta has the right to make withholdings from a Participant’s salary or retain Shares to meet payroll-withholding obligations.

Article 25 | Adjustment in the Event of Recapitalization, Change in Control and Liquidation of Syngenta AG
In the event that the Board shall determine that any stock dividend, extraordinary cash dividend, recapitalization, exchange of Shares, warrants or rights offering to purchase Shares at a price substantially below fair market value, or other similar corporate event, affects the Options and PSUs such that an adjustment is required in order to preserve the benefit or potential benefits intended to be made available under this Plan, then the Compensation Committee shall,, and in such manner as the Compensation Committee deems equitable, adjust any or all of the number and kind of Options and PSUs in order to preserve the benefit or potential benefits intended to be made available under this Plan.

In the event of change in control (as defined below) or in the case of the liquidation of Syngenta AG, all outstanding PSUs will vest at target levels of performance immediately; those that vest will be converted into Shares and granted to the Participant. The Vesting Period pursuant to Article 17 will be accelerated accordingly. All outstanding Options will vest at target levels of performance; those that vest will do so immediately and will be exercisable in full. The Vesting Period pursuant to Article 10 will be accelerated accordingly. The terms and conditions for exercising all vested Options will be defined by the Compensation Committee as deemed adequate and reasonable. A change in control occurs if:

•
any person or any group of persons or entities directly or indirectly purchases or otherwise becomes the beneficial owner, or has the right to acquire such beneficial ownership (whether or not such right is exercisable immediately, with the passage of time, or subject to any condition), or voting securities representing 33 1/3% or more of the combined voting power of all outstanding voting securities of Syngenta AG;

•
the shareholders of Syngenta AG approve an agreement to merge or consolidate Syngenta AG with or into another corporation as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be owned by, the former shareholders of Syngenta AG; or

•	the shareholders of Syngenta AG approve the sale of all or substantially all of the Syngenta AG’s business and/or assets to a person or entity which is not a wholly-owned subsidiary of Syngenta AG.

Article 26 | Amendment and Cancellation of this Plan
This Plan as well as any related documents and processes may be changed or cancelled by the Compensation Committee at any time.

Syngenta AG reserves the right to settle the PSUs and/or the Options in cash instead of Shares. If Syngenta AG chooses to exercise this right, then this Plan, including but not limited to references to Shares and shareholders’ rights, shall be interpreted accordingly.

Retroactive changes to the terms and conditions under which Options and PSUs are granted shall not be permitted except to the extent set forth in Articles 21 (Claw back) and 25 (Adjustment in the Event of Recapitalization, Change in Control and Liquidation of Syngenta AG) herein.
9
Article 27 | Administration
The Compensation Committee shall appoint a Plan Administrator who is responsible for administering the Plan. Except as otherwise provided in the Plan, the Compensation Committee has full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan that it believes reasonable and proper.

All decisions made by the Compensation Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including Syngenta AG, shareholders, Eligible Persons and Participants.

No member of the Compensation Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Grant Notification.

Article 28 | U.S. Selling Restrictions
For as long as Shares purchased under this Plan have not been registered under the U.S. Securities Act of 1933, such Shares may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the U.S. Securities Act of 1933, as amended, or upon registration under the Securities Act. In connection with the acquisition of Shares, in acceptance of the Grant each Participant represents and agrees that such Participant:

•	is not acquiring Shares for the account or benefit of any other person or entity;

•
has not offered or sold, and will not offer, sell or deliver, any of the Shares within the United States or to, or for the account or benefit of, any U.S. person except pursuant to registration under the U.S. Securities Act of 1933, as amended, or an available exemption from such registration; and

•	understands that the Shares are subject to restrictions on resale in the United States imposed by federal and state securities laws.

Article 29 | No Right of Continued Employment
Neither the establishment of the Plan, nor the grant of Options and PSUs, nor the payment of any benefits nor any action of Syngenta, the Board or the Compensation Committee relating to the Plan or to benefits shall be held or construed to confer upon any Participant any legal right to be continued in the employment of Syngenta except as to any rights which may be expressly conferred upon such Participant under the Plan and under his or her employment contract.

Article 30 | Inconsistency
In the event of any inconsistency between the provisions of this Plan and the SEC Variable Compensation Framework or other communications distributed to Participants, the Plan regulations will prevail.

Article 31 | Applicable Law and Jurisdiction
This Plan and any related documents and processes shall be governed by and construed in accordance with the laws of Switzerland, excluding the provisions of conflict of law. Any disputes arising under or in connection with this Plan shall be resolved by the courts of Basel, Switzerland.

Article 32 | Approval and Date of Effect of the Plan
This Plan was approved by the Compensation Committee and became effective on February 2, 2015. For the members of the Executive Committee of Syngenta, it replaces the Syngenta Long-Term Incentive Plan as amended and approved by the Compensation Committee on 15 October 2012 with respect to the grant of LTI awards made in 2015 onward. The Participant is deemed to have accepted this Plan, including all appendices and addenda, unless the Participant declares express rejection of the first grant of an award made in 2015 or later within the time specified in the respective Grant Notification.

Article 33 | Definitions

Board	Board of Directors of Syngenta AG.
Compensation Committee	The compensation committee appointed by the Board to manage the Plan.
Eligible Persons	Persons entitled to participate in the Plan pursuant to Article 3.
Exercise Period	The period during which the Grant Holder can exercise the Options.
Exercise Price	The price at which one Share may be purchased during the Exercise Period by exercising an Option.
Grant Acceptance
The deemed acceptance by the Participant of the terms and conditions of the Options and PSUs granted unless the Participant declares express rejection within the time specified in the Grant Notification. The Grant Notification is sent by secure electronic means.

Grant Date	The day when the grant of Options or the grant of PSUs is effective.
Grant Holder	The owner of Options and PSUs granted under these regulations.
Grant Notification	Communication sent from Syngenta AG to Participants at the start of the Performance Period, which sets out the number of Options and PSUs granted.
Grant Value	The value of the grant of Options or PSUs at the Grant Date.
Option	The right to purchase one Share at a price fixed in advance (Exercise Price) within the Exercise Period. 11
Option Value	The value of the Option based on an option pricing model (e.g. Monte Carlo simulation method).
Participants	Eligible Persons who actually participate in this Plan.
Performance Condition	The performance conditions set out in the SEC Variable Compensation Framework.

Performance Period	The three-year performance period commencing on 1 January of the year of grant and expiring on 31 December of the third year.
Plan	This Syngenta Executive Long-Term Incentive Plan.
Plan Administrator	A person or company appointed by the Compensation Committee who is responsible for administering the Plan.
Performance Stock Unit (PSU)	The right to receive from Syngenta one Share free of charge after the Vesting Period, subject to the terms and conditions of this Plan.
SEC Variable Compensation Framework
The document produced by Syngenta, for the time of grant, which sets out the governance and design of the Short-Term Incentive (STI) and Long-Term Incentive (LTI) plans for the CEO and the members of the Syngenta Executive Committee (SEC).  This document includes details of the Performance Conditions attached to the LTI award.

Share	Registered Share of Syngenta AG.
SIX Swiss Exchange	The Swiss stock exchange, where Shares in Syngenta AG are traded.
Syngenta AG	Syngenta AG, headquarters in Basel, Switzerland.
Syngenta	Syngenta AG and all of the group companies.
Vesting Date	The day when a Participant becomes entitled to have the PSUs or Options converted into Shares or transferred to him/her subject to these Plan regulations.
Vesting Period	The period equal to three years, which begins on the Grant Date and ends on the Vesting Date.

February 2, 2015
Syngenta Compensation Committee
equity.plan@syngenta.com